REAL PROPERTY MANAGEMENT AGREEMENT

THIS REAL PROPERTY MANAGEMENT AGREEMENT (“Agreement”) is effective as of the 21st day of November, 2019, by and between Hartman Park Ten Place I & II, LLC, a Texas limited liability company (“Company”), and Hartman Income REIT Management, Inc., a Texas corporation (“Manager”).

ARTICLE I
AGENCY; TERM

A. Appointment/Acceptance. Company hereby appoints Manager, and Manager hereby accepts appointment, on the terms and conditions hereinafter provided, as exclusive managing and leasing agent for Company with respect to those certain commercial office buildings, being 1.630 acres more or less (One Park Ten Place) and 1.683 acres more or less (Two Park Ten Place), located at 16365 Park Ten Place. Houston, Texas 77084 and 16300 Katy Freeway, Houston TX 77094, respectively, as more fully described herein (the “Property”).

B. Term. Subject to Article IV below, the term of this Agreement (the “Term”) shall be a period of one (1) year from the date first set forth above and thereafter shall be automatically extended on an annual basis unless terminated in writing by either Company or Manager at least thirty (30) days prior to the expiration of the Term or extension thereof.

ARTICLE II
MANAGER’S DUTIES

A.  Power and Authority. Manager shall have, and is hereby granted, full power and authority to exercise all functions and perform all duties in connection with the operation and management of the Property, subject to the right retained by Company to supervise the activities of Manager pursuant to this Agreement. The power and authority of Manager shall include but not be limited to:

1.Investigating, hiring, paying, supervising and discharging all personnel necessary or desirable, in Manager’s good faith judgment, to be employed in connection with the maintenance and operation of the Property. Compensation for the service of all such employees and the cost of worker’s compensation insurance and any benefits with respect to such employees shall be an operating expense of the Property. Manager, on behalf of Company, may employ affiliated persons or entities of Manager or Company (hereinafter “Affiliates”) as long as such employment is at rates that do not exceed commercially reasonable rates that would be paid to an unaffiliated person or entity for similar services, supplies, materials or other such dealings. Manager is authorized to engage, on behalf of and at the expense of Company, professional persons (such as lawyers and accountants) and consultants (such as tax and energy consultants) to render services for the Property.

2.Maintaining business-like relations with tenants.

3.Using good faith efforts to lease vacant space in the Property and renew existing leases with tenants in accordance with the current rental schedule from time to time submitted by Manager and approved by Company (or in the absence of such current rental schedule approved by Company, at rents reasonably determined by Manager taking into consideration market factors then prevailing) and on such other terms and conditions as Manager in its sole discretion shall determine. Manager shall execute leases and rental agreements with tenants and agreements with concessionaires in Manager’s name as agent for Company on such terms and conditions as Manager, in its sole discretion, shall determine. Manager shall have the right to reduce the rental rate by an amount up to ten percent (10%) of the rental rate stipulated on the then current rental schedule approved by Company (if any) if, in Manager’s sole discretion, such reduction is necessary to expedite rental of such space under the competitive rental and economic conditions then prevailing.

4.Collecting all monthly rentals and other charges due from tenants, all rents and other charges due from concessionaires, users of parking spaces and from users or lessees of other facilities in the Property. Company hereby authorizes and directs Manager to request, demand, collect, receive and receipt for any and all charges or rents which may at any time be or become due to Company, and to take such legal action as necessary to evict tenants delinquent in payment of monthly rent and to take such legal action as necessary to collect any rentals owing from tenants.

5.Causing the buildings, appurtenances and grounds on the Property to be maintained according to customary industry standards including, but not limited to, landscaping, interior and exterior cleaning, painting and decorating, plumbing, steam fitting, carpentry and other normal maintenance and repair work or any extraordinary maintenance and repair work deemed necessary or desirable by Manager, in Manager’s good faith judgment.

6.Making contracts for water, electricity, gas, fuel, oil, telephone, pest control, trash removal, insurance and other necessary services as Manager shall deem necessary or desirable, in Manager’s good faith judgment. Additionally, Manager shall place purchase orders for such equipment, tools, appliances, materials and supplies as are necessary or desirable, in Manager’s good faith judgment, to properly maintain the Property. All such contracts and orders may at Manager’s choice be made in either the name of Manager or in the name of Company and shall be on such terms and conditions as Manager deems advisable. Manager shall use good faith efforts to have such contracts provide that Manager (or Company, as applicable) can terminate on thirty (30) days’ notice.

7.Taking such action as may be necessary or desirable, in Manager’s good faith judgment, to comply with any orders or requirements affecting the Property issued by federal, state, county or municipal authority having jurisdiction over the Property. Manager shall promptly notify Company of the receipt and contents of any such governmental orders or requirements.

8.Causing to be disbursed or paid, from the monies collected from the operation of the Property and such other monies as may or shall be advanced by Company to Manager: (1) salaries and any other compensation or fees due and payable to Manager and employees of the Property in connection with the management of the Property and the cost of workers’ compensation insurance with respect to such employees; (2) payments required to be made to the holders of any mortgages affecting the Property; (3) current amounts due for premium charges under contracts of insurance for fire and other hazard insurance premiums and amounts due for ad valorem taxes or other assessments on the Property; (4) sums otherwise due and payable in connection with the operation and management of the Property, including but not limited to, utility bills, service bills, supply bills license fees and payroll taxes; (5) repair expenses, capital improvement costs and other sums retained for such reserves as Manager deems necessary or desirable, in Manager’s good faith judgment, for the prudent management and operation of the Property; and (6) the balance of funds, if any, shall be paid monthly to Company. Unless otherwise agreed to in writing by Manager and Company, such payments and disbursements shall be made by Manager in any order it may determine.

9.Verifying appraisals and bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Property. Manager may pay the bills or take such legal action as necessary to appeal such tax appraisals as Manager may decide, in its reasonable judgment, to be prudent.

A.Manager’s Right to Subcontract. Manager reserves the right, in its sole discretion, to subcontract some or all of the property management and leasing functions described herein to property managers, leasing agents and certain other third parties. However, except as expressly provided herein, the fees to be paid to Manager under this Agreement are inclusive of fees payable to such third parties and Manager will pay the third parties with whom it subcontracts for these services a portion of its property management or leasing fees.

B.Company’s Right to Supervise. Company at all times shall have the right to supervise Manager in its performance of any or all of these activities. Company shall have the right, if it so elects, to direct Manager in the conduct of any of these activities. Absent any such direction from Company, Manager shall be entitled to perform its duties hereunder in accordance with its own good faith judgment.

C.Agency Payments. Except for the employment, supervision and discharge of personnel in connection with the maintenance and operation of the Property, who shall be employees of Manager and not of Company (although all costs with respect to such employees shall, to the extent allocable to the Property, be deemed costs of the Property), all action taken by Manager pursuant to the provisions of this Agreement shall be done as agent of Company and obligations or expenses incurred thereunder shall be for the account, on behalf and at the expense of Company, but any such actions may be taken or made either in Company’s name or Manager’s name. Any payments to be made by Manager hereunder shall be made out of such funds as are available from rentals and other collections from the Property and such other monies as may be provided by Company. In the event anticipated disbursements for Property expenses and Company management shall in any month be in excess of the anticipated revenues, Company agrees to advance sufficient funds to meet the obligations (including all costs with respect to the employees of the Property described in Article II(A)(1) hereof, including Affiliates, the Management Fee (as defined in Article III), reimbursement of expenses described in Article III(A) hereof, within fifteen (15) days after Manager’s request. Manager shall not be obligated to make any advance to or for the account of Company or to pay any sum contemplated by this Agreement except out of funds held by Manager on behalf of Company or out of funds provided by Company to Manager, nor shall Manager be obligated to incur any liability of or for the account of Company without assurance or proof from Company that the necessary funds for the discharge thereof will be provided promptly.

D.Bank Account. Company has established a bank account in accordance with those certain requirements in those certain loan documents for a loan in the amount of $8,100,000.00 with JPMorgan Chase Bank, National Association for the purchase of the Property (“Loan Documents”). Manager shall comply with all terms of the Loan Documents. Subject to the requirements of the Loan Documents, Manager has authority to draw thereon (a) for any payments to be made by Manager pursuant to the terms of this Agreement, (b) to discharge any liabilities or obligations incurred pursuant to this Agreement, and (c) for the payment of the Management Fee described in Article III(A) hereof and the various expense reimbursements due Manager hereunder.

E.Operating Budget. On or before December 1 of each year, Manager shall prepare and submit to Company for its consent an operating budget with respect to the Property for the next ensuing calendar year (the “Budget”). If Company does not consent to the Budget submitted by Manager then, pending such consent or the submission to Manager by Company of an alternative Budget, Manager shall be authorized to rely on the Budget for the prior year, but with a four percent (4%) increase in each line item.

F.Discretion. Manager shall have and is hereby granted sole and complete discretion to exercise the powers and functions granted herein and Manager shall not be required to consult with Company or obtain Company’s approval before taking any action permitted hereunder; provided, however, except in cases of emergency, Manager shall not incur any obligation in excess of $10,000.00 without the consent of Company. The approval by Company of a Budget shall be deemed the consent of Company to the expenses indicated on such Budget. For these purposes, an “emergency” shall be deemed to exist if in the good faith judgment of Manager, prompt maintenance or repairs are needed in order to prevent death, bodily injury or material property damage.

G.Records. Manager shall maintain, or cause to be maintained, books of account of all receipts and disbursements from the management of the Property. Manager shall provide monthly statements to Company containing occupancy information and collection and disbursement reports. Manager shall allow Company’s accountant or other representatives to review the books and records of the Property during reasonable business hours. Manager also shall provide Company with an annual report for the Property containing information about occupancy and receipts and disbursements for the immediately preceding calendar year.

ARTICLE III
COMPENSATION OF MANAGER

A. Property Management.

1.Management Fee. Company shall pay to Manager, as base compensation for Manager’s duties and obligations under this Agreement, a property management fee (the “Management Fee”) equal to three percent (3.0%) of the Effective Gross Revenues (as hereinafter defined) for the management of the Property. Company shall pay the Management Fee to the Manager within ten (10) days after the end of each calendar month, based upon the Effective Gross Revenues during said calendar month. For purposes of this Agreement, “Effective Gross Revenues” shall mean all payments actually collected from tenants and occupants of the Property, exclusive of (a) security and deposits (unless and until such deposits have been applied to the payment of current or past due rent) and (b) payments received from tenants in reimbursement of expenses of repairing damage caused by tenants.

2.Leasing Fee. If Manager provides leasing services with respect to a Property, Company shall pay to Manager a leasing fee (the “Leasing Fee”) in an amount equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the applicable property. The Leasing Fee shall be payable upon execution of each lease.

3.Construction Management Fee. In the event that Manager supervises the construction or installation of tenant improvements to the Property, Company shall pay Manager a construction management fee equal to 5% of the costs of the construction or installation of the tenant improvements.

4.Oversight Fee. In the event that Company contracts directly with a third-party property manager in respect of a Property, Company shall pay Manager an oversight fee equal to 1.0% of the Effective Gross Revenues of the Property managed. In no event will the Company pay both a property management fee and an oversight fee to Manager with respect to any particular property. The foregoing fee shall be payable only from net cash flow from the Property after payment of all sums then due to the holder of the mortgage on the Property.

5.Reimbursement of Expenses. Company, within fifteen (15) days of a request by Manager, shall reimburse Manager for all reasonable and necessary expenses incurred or monies advanced by Manager in connection with the management and operation of the Property. However, Manager shall not be reimbursed for its overhead, including the salaries and expenses of employees relating to the management of the Property except as expressly provided in Article II(A)(1) hereof. Manager shall have no obligation to advance any of its own funds for the management of the Property.

a.Miscellaneous. The fees and reimbursements set forth in the Article III are cumulative; and the obligations of Company pursuant to Article III shall survive the termination of this Agreement.

ARTICLE IV
TERMINATION

A. Termination. Notwithstanding anything herein to the contrary, but subject to Article IV(B) below, Manager and Company shall each have the right, upon sixty (60) days prior written notice to the other party to terminate this Agreement in its entirety or as to a specific Property or Property with the mutual consent of Company and Manager.

B. Default. Notwithstanding anything herein to the contrary, either party shall have the right (without limitation of its other rights and remedies) to terminate this Agreement in the event of a default by the other party if such default is not cured within thirty (30) days after written notice is given to the other party (provided that if such default cannot reasonably be cured within such thirty (30) day period, the cure period shall be extended as may reasonably be required provided that the party obligated to cure such default endeavors with diligence to do so). Additionally, Company shall have the right (without limitation of its other rights and remedies) to immediately terminate this Agreement at any time upon written notice to Manager in the event of Manager’s fraud, gross malfeasance, gross negligence or willful misconduct.

C. Termination Payments. Upon termination in whole or as to any Property, Company and Manager shall immediately account to each other with respect to all matters outstanding and all sums owing each other as of the effective date of termination. Manager shall be entitled to retain copies of such books and records pertaining to such Property as Manager deems appropriate, provided Manager shall bear the cost of such photocopying.

ARTICLE V
INSURANCE; INDEMNIFICATION OF MANAGER

A. Insurance. Except as otherwise agreed in writing between the parties hereto, Manager shall maintain (subject to reimbursement as an expense of the Property) all risk casualty insurance, and public liability insurance for the Property with a broad form comprehensive general liability endorsement, in such amounts as Manager may deem appropriate. Any and all other insurance maintained for the Property shall be the sole responsibility of Company. Each party shall provide the other with copies of all insurance policies maintained by such party with respect to the Property.

B. Indemnification. Manager shall have no liability to Company for any loss suffered by Company which arises out of any action or inaction of Manager if Manager, in good faith, determined that such course of conduct was in the best interest of Company and such course of conduct did not constitute gross negligence or willful misconduct of Manager. Company shall indemnify Manager against all claims, actions, damages, losses, judgments, liabilities, costs and expenses (including attorneys’ fees) and amounts paid in settlement of any claims sustained by Manager in connection with the management of the Property and the management services provided pursuant to this Agreement, provided that the same were not the result of gross negligence or willful misconduct on the part of Manager (collectively, “Unauthorized Acts”). Manager shall indemnify Company against all claims, actions, damages, losses, judgments, liabilities, costs and expenses (including attorneys’ fees) and amounts paid in settlement of any claims sustained by Company arising out of or in connection with Unauthorized Acts. Indemnities herein contained shall not apply to any claim with respect to which the indemnified party is covered by insurance, provided that the foregoing exclusion does not invalidate the indemnified party’s insurance coverage. The indemnification provisions set forth herein shall survive termination of this Agreement.

C. Waiver. Notwithstanding anything herein to the contrary, each party hereby waives any claim against the other to the extent recoverable by insurance carried or required to be carried by the claimant hereunder.

ARTICLE VI
MISCELLANEOUS

A. Binding Obligation; Assignment. This Agreement shall inure to the benefit of and constitute a binding obligation upon the parties hereto and their respective successors and assigns. Subject to Article VI(G), no party may assign its rights or delegate its duties hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld.

B. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein, and shall not be changed, modified or amended, except by an instrument in writing after this date signed by both of the parties hereto with the same formalities as the execution of this Agreement.

C. Relief. Company and Manager each shall be entitled to injunctive and other equitable relief to enforce the provisions of this Agreement.

D. Competitive Activities. Manager (and any Affiliate) may acquire, own, promote, develop, operate and manage real property (or any one or more of the foregoing) on its own behalf or on behalf of any other person or entity. Manager (and any Affiliate), notwithstanding the existence of this Agreement, may engage in any activity it so chooses, whether such activity is competitive with the Property or Company or otherwise, without having or incurring any obligation to offer any interest in such activities to Company. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent Manager (and any Affiliate) from engaging in such activities or require Manager (and any Affiliate) to permit Company to participate in such activities, and, as a material part of the consideration for Manager’s execution hereof, Company hereby waives, relinquishes and reserves any such right or claim of participation.

E. Time Obligation. Manager shall not be required to spend all of its time in the performance of its duties hereunder, but, rather, shall spend such time as it deems reasonably necessary for the business-like management of the Property.

F. Notices. Notices or other communications required or permitted to be given hereunder shall be deemed duly made or given, as the case may be, if in writing, signed by or on behalf of the person making or giving the same, and shall be deemed completed upon the first to occur of receipt or two (2) days after deposit in the United States mail, first class, postage prepaid, addressed to the person or persons to whom such offer, acceptance, election, approval, consent, certification, request, waiver, or notice is to be made or given, at their respective addresses:

If to Company:   Hartman Park Ten Place I & II, LLC
2909 Hillcroft
Suite 420
Houston, Texas 77057
Attention: General Counsel

If to Manager:   Hartman Income REIT Management, Inc.
2909 Hillcroft
Suite 420
Houston, Texas 77057
Attention: Allen R. Hartman

or, in any case, at such other address as shall have been set forth in a notice sent pursuant to the provisions of this paragraph.

G. Consents; Approval. Wherever in this Agreement the consent or approval of a party is required, such consent or approval shall not be withheld unreasonably (except as expressly set forth herein to the contrary) and shall be deemed to have been given if the party whose consent or approval is requested does not notify in writing the party requesting such consent or approval otherwise within ten (10) days after receipt of a written request for such consent or approval.

H. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one instrument.

I. Situs. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws provisions thereof.

J. Headings. Article and section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and shall not be construed in any way to define, limit, extend or describe the scope of any of the provisions hereof.

K. Definitions. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

L. Severability; Invalidity. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

M. Additional Instruments, Acts. Each of the parties hereto shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the provisions hereof.

N. Time. Time is of the essence with respect to the dates set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written pursuant to due authority.

COMPANY:

HARTMAN PARK TEN PLACE I & II, LLC,
a Texas limited liability company

By:  _/s/ Allen R. Hartman_______________
Its Manager, Hartman Income REIT Management Inc.,
Allen R. Hartman, President

MANAGER:

HARTMAN INCOME REIT MANAGEMENT, INC.,
a Texas corporation

By: /s/__Allen R. Hartman________________
Allen R. Hartman, President